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                                                                   EXHIBIT 3.1.3




                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                            OF E-Z SERVE CORPORATION



         E-Z Serve Corporation, a Delaware corporation (the "Corporation"), hereby certifies that:

         FIRST: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendments to be advisable and putting forth such amendments for consideration at the special meeting of the stockholders. The resolutions setting forth the proposed amendments are as follows:

                 RESOLVED, that the first paragraph of Article Four of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

                          "The aggregate number of shares which the Corporation shall have the authority to issue is fifty-three million (53,000,000) of which fifty million (50,000,000) shares shall be designated as Common Stock of the par value of one cent ($0.01) per share ($500,000); and three million (3,000,000) shall be designated as Preferred Stock of the par value of one cent ($0.01) per share ($30,000)."

; and further

                 RESOLVED, that the first sentence of the first paragraph of
         Section 10 of the Certificate of Designation, Preferences and Rights of $6.00 Convertible Preferred Stock, Series C ("Series C Designation") contained as part of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows, with the rest of such paragraph to remain as it presently exists:

                          "SECTION 10--Conversion--All or any part of the shares of Series C Preferred Stock shall be convertible at the option of the holders of Series C Preferred Stock at any time at the principal office of the Corporation located in Houston, Texas, or at the offices of such duly appointed transfer agents for the Series C Preferred Stock, if any, as the Board of Directors of the Corporation may determine, into fully paid and non-assessable shares (calculated to the nearest 1/100 of a share) of Common Stock of the Corporation at the rate of 52.63 shares of Common Stock for each share of Series C Preferred Stock; provided, however, that if the holder has, as provided in the next succeeding paragraph, given
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         written notice of conversion and the Corporation, within 30 days following such notice, has given notice of redemption of the shares of Series C Preferred Stock to be converted, such right of conversion shall cease and terminate as to the shares called for redemption, unless default shall be made in the payment of the redemption price, in which case the shares shall then be immediately convertible without the giving of any further notice; and provided, further, that if notice of redemption is given by the Corporation at any time other than within the 30 days following the Corporation's receipt of a holder's notice of conversion, the right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the business day immediately preceding the date fixed for redemption, unless default shall be made in the payment of the redemption price."

; and further

                 RESOLVED, that the second paragraph of Section 10 of the Series C Designation is hereby amended in its entirety to read as follows:

                 "Before any holder of Series C Preferred Stock shall be entitled to convert the same into Common Stock, he shall (i) give written notice to the Corporation at the principal office of the Corporation that such holder elects so to convert said Series C Preferred Stock on a day specified therein that is at least 30 days subsequent to the Corporation's receipt of such written notice and shall also state therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued, and
         (ii) on the day specified by the holder in its written notice for conversion, surrender the certificate or certificates for such Series C Preferred Stock at the principal office of the Corporation or at the office of any transfer agent appointed as aforesaid, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank."

; and further

                 RESOLVED, that the third paragraph of Section 10 of the Series C Designation is hereby deleted in its entirety.

         SECOND: Pursuant to a resolution of the Corporation's Board of Directors, the special meeting of the stockholders of the Corporation was duly called and held on February 26, 1993, upon notice in accordance with the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.




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         THIRD: The amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Neil H. McLaurin, its President, and attested to by John T. Miller, its Secretary, on February 26, 1993.

                                        E-Z SERVE CORPORATION



                                        By:     /s/ Neil H. McLaurin
                                           ------------------------------
                                        Name:   Neil H. McLaurin
                                        Title:  President

Attest:



By:     /s/ John T. Miller
   -----------------------
Name:   John T. Miller
Title:  Secretary





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